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                                                                  EXHIBIT (23)-8

                               September 4, 1998

Board of Directors
Sierra Pacific Resources
6100 Neil Road
Reno, Nevada 89511

Members of the Board of Directors:

    We hereby consent to the use of our opinion letter dated September 4, 1998 to the Board of Directors of Sierra Pacific Resources included as Appendix D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed business combination of Nevada Power Company and Sierra Pacific Resources and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "THE MERGERS--Recommendations of the Board of Directors--Sierra Pacific," and "THE
MERGERS--Opinion of Sierra Pacific's Financial Advisors--Opinion of Merrill Lynch." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                          By: /s/ Bill D. Rifkin,
                                             Managing Director

New York, New York